Exhibit 99

A. T. CROSS Co.	News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS TO SELL CROSS ACCESSORY DIVISION TO CLARION CAPITAL
PARTNERS FOR $60 MILLION

Lincoln, RI – July 15, 2013 – A.T. Cross Company (NASDAQ: ATX) (“the Company” or “A.T. Cross”) today announced it has signed a definitive agreement (the “Purchase Agreement”) to sell its Cross Accessory Division (the “Division”) to a newly-formed affiliate of Clarion Capital Partners, LLC (the “Buyer”), for a cash purchase price of $60 million, subject to certain customary closing conditions and post-closing adjustments. As part of the transaction, the Buyer will assume substantially all the liabilities associated with the Division but excluding the U.S. defined benefit pension plan and certain known pre-closing environmental matters.

“After carefully considering the strategic alternatives available to the Cross Accessory Division, the A.T. Cross Company Board of Directors concluded that the sale of the Division is the best course to maximize value for our shareholders,” said David G. Whalen, President and Chief Executive Officer of A.T. Cross.

Following the transaction closing, the Company will focus its resources on the continued expansion of its fast growing Cross Optical Group, which includes the premium sports sunglass brands Costa and Native Eyewear, and represented approximately 46% of 2012 revenue.

Mr. Whalen added, “As our nearly 170 year history with the Cross brand begins to close, we are proud of all that has been accomplished and that Cross remains such an admired global brand. In the coming weeks we look forward to working with Clarion to close the deal and provide for a successful transition for our employees, customers and suppliers.”

Eric Kogan, a Partner with Clarion Capital Partners commented, “We are delighted to have the opportunity to invest in this truly iconic American brand. Generations of quality-focused consumers around the world have embraced Cross in their everyday lives, when they have important gifts to give, special letters to write and documents to sign. We look forward to partnering with Cross’ dedicated management team and employees so the Division can build on its rich heritage and develop designs for the next generation of customers”.

The transaction, which is expected to close in the third quarter, is subject to regulatory approval and customary closing conditions. A reverse termination fee of $2,000,000 would be payable by the Buyer in the event the Purchase Agreement is terminated under certain circumstances, including failure to deliver third party debt financing.

A.T. Cross originally announced that it was exploring strategic alternatives for its Cross Accessory Division on February 4, 2013.

A.T. Cross retained C.W. Downer & Co. LLC to serve as its financial advisor and assist in its evaluation of strategic alternatives and Weil, Gotshal & Manges LLP served as its legal advisor.

Clarion Capital Partners was advised by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Additional information regarding the agreement will be included in a Form 8-K to be filed by A.T. Cross, which will be available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, non prescription reading glasses, business accessories and Costa and Native Eyewear premium sports sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

About Clarion Capital Partners, LLC

Clarion Capital Partners is a New York based middle market private equity firm. Clarion invests in growth companies in a variety of industries including Media & Entertainment, Business Services, Healthcare Services, Specialty Financial Services, Consumer Products and Specialty Retail. Additional information on Clarion can be found at www.clarion-capital.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward looking statements. These include, but are not limited to, the ability of the buyer to obtain financing, the ability to obtain regulatory and other approvals, and whether and when the transactions contemplated by the Purchase Agreement will be consummated, as well as other statements that are not historical facts. The information contained in this document is as of July 15, 2013. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.